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                                                                     EXHIBIT 5.1

       [LETTERHEAD OF XAVIER, BERNARDES, BRAGANCA, SOCIEDADE DE ADVOGADOS]

                                                              December 23, 2004

Embratel Participacoes S.A
Rua Regente Feijo, 166, Sala 1687-B
Rio de Janeiro, RJ -- Brazil 20060

Ladies and Gentlemen:

      We have acted as special Brazilian counsel to Embratel Participacoes S.A. ("Embratel Holdings") in connection with its offering to holders of its shares of the right to subscribe for new common shares ("Common Shares"), preferred shares ("Preferred Shares") and American Depositary Shares, each representing 5,000 Preferred Shares, pursuant to a proposed capital increase (the "Capital Increase"), and the related filing by Embratel Holdings on December 23, 2004 of a Registration Statement on Form F-3 (the "Registration Statement") with the U.S. Securities Exchange Commission.

      For the purposes of giving this opinion, we have examined the by-laws of Embratel Holdings, and such other corporate documents as we have deemed necessary. We have assumed (i) that all documents submitted to us as originals are accurate, complete and authentic, (ii) that all documents submitted to us as facsimile or copy or specimen documents conform to their originals; and (iii) that the signatures on the originals, certified copies or copies of all documents submitted to us are genuine.

      We have not made any investigation of the laws of any jurisdiction other than Brazil and the opinions expressed below are limited to the laws of Brazil in force as of the date hereof and are not in respect of any other law.

      Based upon and subject to the foregoing, we hereby confirm that after approval of the Capital Increase by the Board of Directors of Embratel Holdings (after consideration of the fiscal committee's opinion), the registration of the minutes of the relevant Board of Directors meetings with the competent Brazilian board of trade and the publication of such minutes as required under Brazilian law, the Common Shares and the Preferred Shares to be issued in the Capital Increase will be validly authorized and when subscribed for pursuant to the terms of the Rights Offering and following ratification of the Capital Increase by the Board of Directors of Embratel Holdings, the Common Shares and the Preferred Shares will be validly issued and non-assessable.

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      We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to this firm under the captions "Validity of the Securities" and "Enforcement of Civil Liabilities" in the prospectus constituting a part of the Registration Statement.

                                        Very truly yours,

                                        /s/ Marcos Coelho da Rocha

                                        Xavier, Bernardes, Braganca,
                                        Sociedade de Advogados
                                        By: Marcos Coelho da Rocha

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